Exhibit 99.4

AGILITY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Old Robot Holdings, Inc. (formerly known as Agility Robotics, Inc.) (“Legacy Agility”, “the Company”, “we,” “us” and “our”) should be read together with the unaudited condensed financial statements as of and for the nine months ended September 30, 2026 and 2025 and related notes, included elsewhere in this Current Report on Form 8-K/A, and our audited financial statements for the years ended December 31, 2025 and 2024, together with the related notes thereto, included in the Proxy Statement/Prospectus. Unless the context otherwise requires, references to “Agility” refer to Legacy Agility prior to the completion of the Business Combination, and to Agility Robotics, Inc. following the completion of the Business Combination.

The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results may differ significantly from those projected in the forward-looking statements.

Overview

Agility was founded in 2015 out of the Oregon State University Robotics Institute with initial funding from DARPA and has spent more than a decade advancing humanoids into real-world commercial deployment. Headquartered in Salem, Oregon, our mission is to build robot partners that augment the human workforce, ultimately enabling humans to be more human.

Agility’s solutions include Digit, a multi-purpose humanoid robot made for logistics and manufacturing work, and Agility Arc, a cloud automation platform for deploying and managing fleets of Digits. Agility is one of the only humanoid companies with multiple years of operational experience in real customer environments. Digit v4 has been deployed at leading enterprises including Schaeffler, GXO, and Toyota Motor Manufacturing Canada, with new deployments underway with large blue-chip customers. Digit 5, unveiled on September 15, 2026, is designed to be the industry's first robot to work in close proximity to people. Complementing Digit, Agility Arc, our cloud-based automation platform, is designed to integrate Digit into customer workflows, manage fleets, and optimize operations.

Our differentiated business model deploys Digit through both robot deployment arrangements and ownership models, providing customers with flexible adoption paths. The robot deployment model generates recurring revenue streams over an estimated five-year useful life, while building strong customer retention. We have built RoboFab, the world’s first full-scale humanoid manufacturing facility in Salem, Oregon, designed to produce up to 10,000 Digits annually. Our Oregon facility and strong supply chain can provide cost and availability advantages and support domestic manufacturing priorities. We develop our highest-value hardware systems in-house, including proprietary actuators, modular end effectors, whole-body control platform, sensor architecture, system-wide safety, and long-life quick-charge battery configuration. Our proprietary physical AI layer — combining learned skills, real-time coordination, and physics-based control — provides scaling performance and cost advantages over competitors reliant on third-party systems. We believe our domestic supply chain and vertically integrated manufacturing approach provides significant competitive advantages in terms of cost, supply security, and production scalability.

Recent Developments

Business Combination with Churchill Capital Corp XI

On November 4, 2026, pursuant to the Agreement and Plan of Merger and Reorganization, dated June 24, 2026 (the “Merger Agreement”), by and among Churchill Capital Corp XI (“CCXI”), BLB Merger Sub, Inc., a direct wholly owned subsidiary of CCXI (“Merger Sub”), and Legacy Agility, Merger Sub merged with and into Legacy Agility, with Legacy Agility continuing as the surviving corporation and as a wholly owned subsidiary of CCXI (together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). On November 2, 2026, in connection with its domestication as a Delaware corporation, CCXI changed its name to Agility Robotics, Inc. On November 5, 2026, our common stock and warrants began trading on the Nasdaq Stock Market LLC under the ticker symbols “AGLT” and “AGLTW,” respectively.

At the closing of the Business Combination, each share of Legacy Agility common stock outstanding immediately prior to the effective time of the merger, after giving effect to the conversion of Legacy Agility preferred stock and SAFEs into Legacy Agility common stock, was exchanged for 9.202 shares of Agility common stock. Immediately following the closing, there were 242,089,880 shares of Agility common stock issued and outstanding, of which approximately 192 million shares were issued to former holders of Legacy Agility securities, representing approximately 79% of the voting rights of Agility following the closing.

The Business Combination and related PIPE financing generated approximately $365.1 million of gross proceeds, consisting of approximately $164.1 million from CCXI's trust account and $201.0 million from the PIPE financing, before transaction expenses and other closing adjustments. Together with the $100.0 million proceeds from the SAFEs received in July 2026, the gross capital raised in connection with the Business Combination and related financings was approximately $465.1 million. Net proceeds from the transaction totaled $334.1 million. The proceeds from the transaction provide additional liquidity to accelerate robot deployments, Digit 5 production, and support the next phase of our growth. See “Liquidity and Capital Resources” below for further discussion.

While the legal acquirer in the Merger Agreement is CCXI, for financial accounting and reporting purposes under GAAP, Agility was treated as the accounting acquirer, CCXI was treated as the “acquired” company, and the Business Combination was accounted for as a “reverse recapitalization.” In accordance with this accounting method, the Business Combination is being treated as the equivalent of Agility issuing stock for the net assets of CCXI, accompanied by a recapitalization. The net assets of CCXI were stated at historical costs, which are expected to approximate fair value, with no goodwill or other intangible assets recorded, and operations prior to the business combination will reflect those of Agility. Upon the completion of the Business Combination, Agility became the successor registrant with the SEC, which means that Legacy Agility’s financial statements for previous periods will be presented in future periodic reports filed with the SEC.

As a public company, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company including, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees.

Trends and Key Factors Affecting Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below.

Development, Testing and Commercialization of Future Products

Our future operating performance will depend on the successful commercialization of our next generation humanoid robots, Digit 5. Early access to Digit 5 is expected to begin in the first half of 2027, with increasing availability over the following six to nine months for manufacturing, warehouse and distribution operators. Agility expects to continue investing significantly in research and development, engineering, manufacturing readiness, and commercialization activities with respect to Digit 5 and future products. The timing of future commercial launches, customer deployments, and revenue generation will depend on a number of factors, including continued product development, manufacturing readiness, supply chain execution, and successful customer implementation. These investments and the timing of commercialization will continue to influence our operating results, capital requirements, and growth expectations.

Customer Adoption and Demand

Our long-term growth depends on broader customer adoption of humanoid robotics across warehouse, logistics, manufacturing, and other commercial environments. Because humanoid robotics represents an emerging category within industrial automation, customer purchasing decisions, deployment timelines, and long-term adoption rates remain difficult to predict.

We expect robot deployment arrangements to become an increasingly important component of our commercialization strategy by reducing customers’ upfront investment while providing greater deployment flexibility and recurring revenue opportunities. The pace of customer adoption, commercial deployments, and expansion of robot deployment arrangements will be important drivers of our future operating performance.

Manufacturing and Deployment Scale

Our ability to meet anticipated demand depends on successfully scaling manufacturing and deployment operations while maintaining product quality, reliability, and cost discipline. We intend to continue to invest in manufacturing capabilities, production processes, supplier relationships, and deployment infrastructure to support future growth.

Our operations rely on the availability of specialized components, materials, and manufacturing capacity. Supply chain constraints, production inefficiencies, component shortages, quality issues, or deployment delays could increase costs, delay customer implementations, and adversely affect our operating results.

Continued Investment and Innovation

We believe that we are a pioneer in the robotic systems industry and benefit from lessons learned over ten years and extensive research and development investment in our proprietary technologies and our extensive patent portfolio. However, our financial performance is significantly dependent on our ability to maintain this leading position and further dependent on the investments we make in research and development. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance and service existing products and generate active market demand for our robotic systems. If we fail to do this, our market position and revenue may be adversely affected, and our investments in these technologies will not be recovered.

Regulatory Environment and Compliance

Our business operates within an evolving legal and regulatory environment as commercial deployment of robotics and AI Technologies continues to expand. We are subject to a variety of federal, state, and international laws and regulations relating to product and workplace safety, environmental matters, export controls, cybersecurity, data privacy, intellectual property, employment matters, and other regulatory requirements. As our commercial operations grow, we expect our compliance obligations and related costs to increase.

In addition, evolving laws, regulations, and industry standards governing robotics, AI, and workplace automation may require changes to our products, deployment practices, or business processes. We continue to invest in our legal, compliance, cybersecurity, and governance capabilities to support our growth and public company obligations; however, changes in the regulatory landscape or our ability to comply with applicable requirements could increase operating costs, delay customer deployments, or otherwise adversely affect our business, financial condition, and results of operations.

Components of Results of Operations

Net sales

Our commercialization strategy is designed to support customers throughout the adoption lifecycle through multiple complementary revenue streams. Net sales are primarily generated through direct sales of Digit humanoid robots and related ancillary hardware, robot deployment arrangements, Customer Acceleration Program (“CAP”) engagements, and ongoing support services.

Sales of Robotics Equipment

Revenue from robotics equipment consists primarily of sales of Digit humanoid robots and related ancillary hardware to customers for their owned use. Revenue from robot sales is recognized at a point in time when control of the robot transfers to the customer, generally upon completion of substantive customer acceptance procedures. Certain robot sale arrangements also include training and software support, which are recognized separately as the related services are provided.

Deployment and Professional Services

Under our robot deployment model, we deploy Digit robots at customer facilities while retaining ownership of the robots and provide customers with access to the deployed systems together with related monitoring, maintenance, software, and support over a defined service term. Revenue is generally recognized ratably over the contractual service period beginning when the deployed robot is operational. While we continue to support direct robot sales where appropriate based on customer requirements and deployment objectives, we expect the robot deployment model to become an increasingly important component of our long-term commercialization strategy as it allows customers to deploy robots without a significant upfront capital investment while providing us with a recurring revenue stream and ongoing customer engagement.

Other professional service revenue is primarily driven by CAP engagements. CAP engagements consist of phased pre-deployment engagements designed to evaluate customer-specific use cases, demonstrate deployment feasibility, and integrate Digit into customer workflows prior to broader commercial deployment. Revenue is recognized over the period the services are performed using a measure of progress that reflects the transfer of the integrated service to the customer. CAP engagements frequently serve as the initial commercial relationship with a customer and are intended to facilitate broader commercial deployment through either direct robot sales or robot deployment arrangements.

Repair and Maintenance

Revenue from repair, maintenance, parts, and other support services is recognized as goods are delivered or services are performed. Revenue from stand-ready support arrangements, where applicable, is recognized over the related service period.

The relative contribution of these revenue streams is expected to evolve over time as customer deployments increase and commercial adoption of our robotic systems expands.

Cost of goods sold

Cost of products

Cost of products primarily consists of materials, labor, freight, manufacturing overhead, depreciation of manufacturing assets, and inventory reserves, including charges associated with obsolete robot models, incurred in the production and sale of Digit robots and related ancillary hardware. Cost of products is recorded when the control of products is transferred to the customer.

Cost of services

Cost of services consists primarily of personnel-related costs, including salaries, benefits and stock-based compensation, materials, depreciation, and other direct costs associated with CAP engagements, robot deployment arrangements, and repair, maintenance, and other support services. Cost of services is recognized as the related services are performed.

Selling, general and administrative expenses

Selling expenses primarily consist of personnel-related costs, including salaries, commissions, benefits and stock-based compensation, for employees performing bid, proposal, marketing and sales functions as well as allocations of facility and consulting costs. General and administrative expenses primarily consist of personnel-related costs, including salaries, benefits and stock-based compensation, for executive leadership and employees in legal, finance, accounting, human resources, information technology and other administrative functions as well as allocated facility and consulting costs.

Research and development expenses

Research and development expenses primarily consist of personnel-related costs, including salaries, benefits and stock-based compensation, costs of materials, costs of consultants and allocated facility costs associated with the research, engineering, design and development of our next generation humanoid robots.

Interest income

Interest income, net consists primarily of interest earned on interest-bearing cash deposits and short-term, highly liquid investments.

Other, net

Other income (expense) is composed primarily of credit card rebates and employee retention credits, offset by losses on the sale of property and equipment.

Results of Operations

Nine months ended September 30, 2026 compared to nine months ended September 30, 2025

The following table sets forth our statements of operations for the periods indicated:

	Nine Months Ended September 30,
(in thousands)	2026	2025	$ Change	% Change
Net sales – trade	$179	$613	$(434)	(71)%
Net sales – related parties	182	1,126	(944)	(84)%
Total Net Sales	361	1,739	(1,378)	(79)%
Cost of Goods Sold	5,783	3,942	1,841	47%
Gross loss	(5,422)	(2,203)	(3,219)	146%
Selling, general and administrative expenses	194,728	34,274	160,454	468%
Research and development expenses	244,746	62,472	182,274	292%
Loss from operations	(444,896)	(98,949)	(345,947)	350%
Other income (expense):
Interest income	1,485	1,121	364	32%
Change in fair value of SAFEs	(15,118)	-	(15,118)	NM
Other income (expense), net	(173)	167	(340)	(204)%
Total other income (expense)	(13,806)	1,288	(15,094)	(1,172)%
Net loss	$(458,702)	$(97,661)	$(361,041)	370%

Net Sales — Trade

Net sales — trade decreased by $0.4 million, or 71%, to $0.2 million for the nine months ended September 30, 2026 from $0.6 million for the nine months ended September 30, 2025. The decrease was primarily driven by $0.5 million of one-time robot sales in 2025.

Net Sales — Related Parties

Net sales — related parties decreased by $0.9 million, or 84%, to $0.2 million for the nine months ended September 30, 2026 from $1.1 million for the nine months ended September 30, 2025. The decrease was primarily driven by one-time sales of Digit robots to one investor during 2025.

Cost of Goods Sold

Cost of goods sold increased by $1.8 million, or 47%, to $5.8 million for the nine months ended September 30, 2026 from $3.9 million for the nine months ended September 30, 2025. This increase was primarily driven by increased costs related to expanded robot deployment arrangements. Gross margins remained negative as the Company continues to operate at an early stage of commercialization and is continuing to scale manufacturing operations and production efficiencies.

Selling, General and Administrative

Selling, general and administrative increased by $160.4 million, or 468%, to $194.7 million for the nine months ended September 30, 2026 from $34.3 million for the nine months ended September 30, 2025. The increase is primarily driven by approximately $139.2 million of increased stock-based compensation expense tied to increased valuation of the previously liability classified awards, $6.6 million of increased personnel-related costs associated with expanding commercial and corporate functions, and $4.7 million of increased professional fees tied to the execution of the business combination transaction.

Research and Development

Research and development increased by $182.3 million, or 292%, to $244.7 million for the nine months ended September 30, 2026 from $62.5 million for the nine months ended September 30, 2025. The increase was primarily driven by approximately $146.8 million of increased stock-based compensation expense tied to increased valuation of the previously liability classified awards and $23.6 million of increased personnel-related costs tied to expanding R&D resources.

Other Income (Expense)

Interest income

Interest income increased $0.4 million, or 32%, to $1.5 million for the nine months ended September 30, 2026 from $1.1 million for the nine months ended September 30, 2025 due to the weighted-average cash and cash equivalents balance increasing year-over-year.

Change in fair value of SAFEs

Change in fair value of SAFEs increased to $15.1 million, or 100%, of expense for the nine months ended September 30, 2026 from $0 for the nine months ended September 30, 2025. The balance relates to the change in fair value of the liability-classified SAFEs from issuance in July 2026 to September 30, 2026.

Other income (expense), net

Other income (expense), net decreased $0.4 million, or 204%, to $0.2 million of expense for the nine months ended September 30, 2026 from $0.2 million of income for the nine months ended September 30, 2025. The decrease is primarily due to losses on disposal of fixed assets in the nine months ended September 30, 2026 of $0.2 million and $0.2 million of other income from receipt of employee retention credits in January 2025.

Liquidity and Capital Resources

We have used $393.6 million in operating activities since inception. Through September 30, 2026, we have funded our operations primarily through preferred equity and have raised gross proceeds of approximately $400.8 million and proceeds of $100 million from the issuance of SAFEs. During the nine months ended September 30, 2026, we incurred a net loss of $458.7 million. As of September 30, 2026, we had an accumulated deficit of $771.8 million. We expect to incur additional losses and higher operating expenses for the foreseeable future.

As of September 30, 2026, we had cash and cash equivalents of $64.9 million and restricted cash, long-term of $7.1 million. Our cash and cash equivalents include cash in banks, checking deposits and money market funds. Our restricted cash, long-term includes cash held as Standby Letters of Credit to secure two of our leasing arrangements.

Subsequent to September 30, 2026, on November 4, 2026, we completed the Business Combination and related financing transactions. The transaction generated approximately $334.1 million of net cash proceeds, excluding the $100.0 million of SAFE proceeds received during July 2026. The completion of these transactions significantly increased our available liquidity and provided additional capital to support our ongoing operations, product development, manufacturing expansion, and commercialization strategy.

Prior to the completion of the Business Combination, our historical operating losses, negative operating cash flows, and forecasted liquidity requirements raised substantial doubt regarding our ability to continue as a going concern. Following the completion of the Business Combination and receipt of the related proceeds, management reassessed our available liquidity and forecasted cash requirements, including anticipated operating expenditures, research and development activities, capital investments, and other contractual obligations. Based on this assessment, management believes that our existing cash and cash equivalents will be sufficient to fund our operations and satisfy obligations as they become due for at least twelve months from the issuance date of the accompanying financial statements. Accordingly, management concluded that the substantial doubt previously identified regarding our ability to continue as a going concern has been alleviated.

Our future capital requirements will depend on several factors, including customer adoption and deployment activity, the timing and cost of commercializing Digit 5, manufacturing scale-up, research and development expenditures, personnel investments, and overall market conditions. Our cash requirements may be affected by production volumes, component costs, and the timing and extent of anticipated manufacturing efficiencies as we expand commercial deployment of our robotic systems.

Cash Flows

The following table summarizes our cash flows and cash and cash equivalents, for the nine months ended September 30, 2026 and September 30, 2025:

	Nine months ended September 30,
(in thousands)	2026	2025
Net cash used in operating activities	$131,640	$70,358
Net cash provided by (used in) investing activities	(6,752)	6,311
Net cash provided by financing activities	105,253	116,013
Net increase (decrease) in cash	(33,139)	51,967
Cash, cash equivalents, and restricted cash – beginning of period	105,143	36,938
Cash, cash equivalents, and restricted cash – end of period	$72,004	$88,905

Cash used in operating activities

Net cash used in operating activities amounted to $131.6 million for the nine months ended September 30, 2026 compared to $70.4 million for the nine months ended September 30, 2025. The increased cash outflow of $61.2 million was primarily driven by a $361.0 million increase in net loss, reflecting continued investment in commercialization activities, manufacturing readiness, and next-generation robot development. This increase was partially offset by higher non-cash charges, including approximately $286.4 million of incremental stock-based compensation expense. Changes in working capital, including a net outflow of $3.9 million related to inventory, accounts receivable, prepaid expenses, accounts payable, accrued liabilities, and deferred revenue, also impacted operating cash flows during the period.

Cash used in investing activities

Net cash used in investing activities amounted to $6.8 million for the nine months ended September 30, 2026 compared to net cash provided by investing activities of $6.3 million for the nine months ended September 30, 2025. The $13.1 million change primarily reflects a decrease of $7.3 million in cash inflows from short-term bond maturities and increased capital expenditures of $5.7 million, with the Company having invested more heavily in 2026 in facilities and machinery and equipment as a part of continued scaling of production capabilities.

Cash provided by financing activities

Net cash provided by financing activities amounted to $105.3 million for the nine months ended September 30, 2026 compared to $116.0 million for the nine months ended September 30, 2025. The $10.8 million change primarily reflects the decrease in the amount of preferred equity issued in the nine months ended September 30, 2026 versus the nine months ended September 30, 2025, with the majority of the Series C preferred stock having been issued during 2025. This was offset by the issuance of the SAFEs in July 2026.

Contractual Obligations and Commitments

The commitment amounts presented below are associated with material contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

Operating lease obligations

We utilize non-cancellable operating leases for various real estate in Oregon, California, and Pennsylvania, primarily used as office space, which expire at various dates through 2036 and some of which contain multi-year renewal options. As of September 30, 2026, our remaining contractual obligations for our operating lease obligations were approximately $17.4 million. In addition, on October 2, 2026, we entered into an approximately 50,000 square-foot facility lease in Pittsburgh, Pennsylvania with an initial term of eight years and total fixed base rent of approximately $4.4 million over the initial term.

Refer to Note 13 to our unaudited condensed financial statements for additional information on our contractual obligations and commitments.

Off-Balance Sheet Arrangements

We did not have any material off-balance sheet arrangements during the periods presented, and do not currently have any material off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our unaudited condensed financial statements included in this Current Report on Form 8-K/A have been prepared in accordance with GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amounts of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when the estimate or assumption is complex in nature or requires a high degree of judgment and the use of different judgments, estimates and assumptions could have a material impact on our financial statements. Management periodically reviews the Company's estimates and adjusts those estimates when facts and circumstances dictate. To the extent that there are material differences between these estimates and actual results, its financial condition or results of operations will be affected.

Our significant accounting policies are described in Note 2 to our unaudited condensed financial statements included elsewhere in this Current Report on Form 8-K/A and Note 2 to our audited financial statements for the year ended December 31, 2025, previously included in the Registration Statement on Form S-4. The following discussion highlights certain accounting policies and critical estimates involving significant management judgment or estimation uncertainty that may materially affect our financial condition and results of operations.

Revenue Recognition

We recognize revenue from sales of robotics equipment, robot deployment arrangements, CAP engagements, and repair, maintenance, and other support services. Certain customer arrangements, particularly CAP engagements and contracts with multiple performance obligations, require management to exercise judgment in determining the timing of revenue recognition and the allocation of transaction price to the related performance obligations. Management also exercises judgment in estimating variable consideration, including customer incentives and other contractual adjustments, and in assessing progress toward completion for revenue recognized over time. These estimates are based on the specific terms of each customer arrangement and management's expectations regarding contract performance. Changes in these estimates could affect the timing and amount of revenue recognized in future periods.

Inventory

Inventories are stated at the lower of average cost or net realizable value and consist primarily of raw materials and work in process. Management exercises judgment in determining inventory valuation, including the allocation of manufacturing costs to inventory and the estimation of excess and obsolete inventory reserves.

The determination of excess and obsolete inventory requires management to evaluate expected future demand, product lifecycle assumptions, engineering compatibility of components across robot models, and the expected recoverability of inventory through future production and commercial deployment. Management also evaluates whether materials are associated with commercial production activities or research and development efforts, as materials determined to be used solely for research and development are expensed as incurred. Changes in these assumptions could materially affect inventory valuation and the amount of inventory-related expense recognized in future periods.

Property and Equipment

Property and equipment consists primarily of robots deployed under robot deployment arrangements, construction in progress, and manufacturing equipment. Management exercises judgment in determining when internally manufactured robots are transferred from inventory into property and equipment and when those robots are considered placed into service, at which time depreciation begins.

Management also exercises judgment in estimating the useful lives of robots and evaluating those assets for impairment. These estimates require consideration of expected deployment periods, product lifecycle assumptions, technological obsolescence, and expected future economic benefit. Changes in these assumptions could result in changes to estimated useful lives or the recognition of impairment charges in future periods.

Contingently Redeemable Preferred Stock

As all series of our preferred stock are contingently redeemable upon the occurrence of events not solely within our control, the preferred stock is presented as mezzanine equity, separate from the stockholders' deficit section of the balance sheet. The preferred stock is initially recorded at the fair value determined on the issuance date. Adjustments to the fair value of the preferred stock to the current market value are not made each period. Rather, we assess whether the contingently redeemable preferred stock has become redeemable or the probability that the preferred stock will become redeemable in determining whether to record subsequent measurement adjustments.

As of September 30, 2026, the Company's Series A, A-1, A-2, A-3, A-4, A-4-X, B, B-X, C-1, C-2 and C-3 Preferred Stock are not currently redeemable or probable of becoming redeemable in the future period. As of the closing of the Business Combination in November 2026, all preferred stock was converted into Legacy Agility common stock and exchanged for Agility common stock. Refer to Note 11 to our unaudited condensed financial statements included elsewhere in this Current Report on Form 8-K/A for additional information.

Stock-Based Compensation

Until June 30, 2026, the Company granted stock options under its Equity Incentive Plan, which were accounted for as liability-classified awards due to the Company's contractual repurchase rights associated with exercised awards. Liability-classified awards are initially measured at fair value on the grant date and subsequently remeasured to fair value at each reporting date until settlement or until the repurchase right lapses and the awards no longer require liability classification. Changes in fair value are recognized as stock-based compensation expense and allocated between cost of goods sold, selling, general, and administrative expenses, and research and development expenses in the statement of operations, based on the function of the employees to whom the expense relates.

Effective June 30, 2026, the Company amended its Equity Incentive Plan to remove the Company’s repurchase right upon termination of employment. As a result, stock options issued to employees, as well as previously issued shares from exercised options that were subject to the repurchase provisions, no longer met the criteria for liability classification and were reclassified to equity.

The determination of the fair value of liability-classified awards requires significant judgment. The fair value of the awards is estimated using the Black-Scholes option-pricing model, which incorporates the fair value of underlying stock at the grant date and assumptions including the expected term, expected volatility, risk-free interest rate, and expected dividend yield. Changes in these assumptions could materially affect the amount of stock-based compensation expense recognized in future periods. The Company accounts for forfeitures as they occur.

Recently Issued or Adopted Accounting Standards

A description of recently issued and adopted accounting pronouncements are described in Note 2 to our unaudited condensed financial statements included elsewhere in this Current Report on Form 8-K/A.